Filed Pursuant to Rule 433

Registration No. 333-219186

May 4, 2020

ONEOK, INC.

PRICING TERM SHEET

$ 1,500,000,000

$600,000,000 5.850% Notes due 2026

$600,000,000 6.350% Notes due 2031

$300,000,000 7.150% Notes due 2051

Issuer:	ONEOK, Inc.

Guarantors:	ONEOK Partners, L.P. and ONEOK Partners Intermediate Limited Partnership

Security Type:	Senior Unsecured Notes

Expected Ratings:[1]	Baa3 (Moody’s) and BBB (S&P)

Pricing Date:	May 4, 2020

Settlement Date:	May 7, 2020 (T+3)

	5.850% Notes due 2026	6.350% Notes due 2031	7.150% Notes due 2051

Maturity Date:	January 15, 2026	January 15, 2031	January 15, 2051

Principal Amount:	$600,000,000	$600,000,000	$300,000,000

Benchmark Treasury:	0.375% due April 30, 2025	1.500% due February 15, 2030	2.375% due November 15, 2049

Benchmark Treasury Price /Yield:	100-01 3⁄4 / 0.364%	108-03 / 0.645%	126-03+ / 1.306%

Re-offer Spread to Benchmark Treasury:	+ 550 bps	+ 575 bps	+ 587.5 bps

Yield to Maturity:	5.864%	6.395%	7.181%

Coupon:	5.850%	6.350%	7.150%

Public Offering Price:	99.943% of the principal amount	99.667% of the principal amount	99.632% of the principal amount

Redemption Provisions:

Make-Whole Call:	T + 50 bps (prior to December 15, 2025)	T + 50 bps (prior to October 15, 2030)	T + 50 bps (prior to July 15, 2050)

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A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

Par Call:	On or after December 15, 2025 (one month prior to maturity)	On or after October 15, 2030 (three months prior to maturity)	On or after July 15, 2050 (six months prior to maturity)

Interest Payment Dates:	January 15 and July 15, beginning July 15, 2020	January 15 and July 15, beginning July 15, 2020	January 15 and July 15, beginning July 15, 2020

CUSIP / ISIN:	682680 BD4 /US682680BD48	682680 BE2 / US682680BE21	682680 BF9 / US682680BF95

Joint Book-Running Managers:

Citigroup Global Markets Inc.

BofA Securities, Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

Credit Suisse Securities (USA) LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

Co-Manager:	Tudor, Pickering, Holt & Co. Securities, LLC

The issuer has filed a registration statement (including a base prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement for this offering, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146; BofA Securities, Inc. toll-free at (800) 294-1322; J.P. Morgan Securities LLC at (212) 834-4533; Morgan Stanley & Co. LLC at (866) 718-1649 or Wells Fargo Securities, LLC at (800) 645-3751.

We expect delivery of the notes will be made against payment therefor on or about the settlement date specified in this pricing term sheet, which will be the third business day following the date of pricing (such settlement being referred to as “T+3”). Pursuant to Rule 15c6-1 under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the day of pricing will be required, by virtue of the fact that the notes will initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

No PRIIPs KID. Not for retail investors in the EEA or the UK. No PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the UK.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another electronic system.

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